Exhibit 99.3

Dear Member:

We are pleased to inform you that the Board of Directors of Members Mutual Holding Company (“MHC”), the parent company of Fidelity Life Association (“Fidelity Life”), has approved a Plan of Conversion (the “Plan”) under which MHC plans to convert from mutual to stock form. As a part of the Plan, Vericity, Inc., a corporation formed to be the parent stock holding company for Fidelity Life, is conducting an offering of shares of its common stock.

As a policyholder of Fidelity Life, you are also a member of MHC and have the right to vote on approval of the Plan and of the amendment and restatement of MHC’s Articles of Incorporation (“Restated Articles”) needed to complete the conversion. You also have a priority right to subscribe for shares of Vericity, Inc. common stock before the stock becomes available to the other offering participants. Enclosed are a prospectus, a stock order form, a proxy statement, and other materials further describing the Plan and the offering.

THE PROXY VOTE – Approval of the Plan requires the approval of our members. Your Board of Directors urges you to vote “FOR” approval of the Plan and “FOR” the approval of the Restated Articles. Please note that the conversion will not result in changes to your life insurance policies with Fidelity Life, and voting for approval of the Plan does not obligate you to purchase shares of our common stock.

To cast your vote, please sign and return your proxy card in the blue proxy reply envelope provided. Alternatively, you may vote by telephone or internet, by following the simple instructions included with your proxy card.

THE STOCK OFFERING—As a member of the MHC, you have a priority right, but no obligation, to buy shares of Vericity, Inc. common stock during our subscription offering before the shares become available to the other offering participants. The common stock is being offered at $10.00 per share, and any sales commissions paid in connection with the purchase of shares in the offering will be paid out of the gross proceeds of the offering. Please read the enclosed prospectus carefully before making any investment decision.

If you are interested in purchasing shares of Vericity, Inc. common stock, please complete the enclosed stock order form and return it with full payment. You may submit your order by overnight delivery to the address indicated for that purpose on the top of the order form, or you may submit your order form by mail using the green stock order reply envelope provided. However, please know that ALL STOCK ORDER FORMS, WITH FULL PAYMENT, MUST BE RECEIVED (NOT POSTMARKED) BY 5 P.M., CENTRAL TIME, ON [            ].

We invite you to consider this opportunity to share in our future.

Sincerely,

James E. Hohmann

Chief Executive Officer

Questions? - Please call our Stock Information Center, toll-free, at [SIC PHONE].

Monday – Friday, 10:00 a.m. – 4:00 p.m., Central Time, except holidays.

This letter is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being sold are not savings accounts or deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

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To Policyholders of Fidelity Life Association

Raymond James & Associates, Inc., a member of the Financial Industry Regulatory Authority, has been hired by Members Mutual Holding Company and Fidelity Life Association to assist them in converting Members Mutual Holding Company from mutual to stock form. As a part of the conversion, Vericity, Inc., the stock holding company formed to be the holding company of Members Mutual Holding Company and its subsidiaries, is conducting an offering of shares of its common stock. Raymond James & Associates, Inc. is not affiliated with Members Mutual Holding Company, Fidelity Life Association, or Vericity, Inc.

At the request of Vericity, Inc., we are enclosing materials explaining the conversion and common stock offering. Please read the enclosed prospectus carefully for a complete description of the stock offering, including the section titled “Risk Factors.” Vericity, Inc. has asked us to forward the Prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have questions regarding the conversion and the stock offering, please call the Stock Information Center, toll free, at [SIC PHONE], Monday – Friday, 10:00 a.m. – 4:00 p.m., Central Time, except holidays.

Sincerely,

Raymond James & Associates, Inc.

This is letter not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

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